UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2013

UNITED COMMUNITY FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

OHIO	0-024399	34-1856319
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 West Federal Street, Youngstown, Ohio 44503-1203

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (330) 742-0500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On February 26, 2013, the Board of Directors of United Community Financial Corp. (“UCFC”) elected Marty E. Adams to serve as a director of UCFC and its wholly-owned subsidiary, The Home Savings Bank and Loan Company of Youngstown, Ohio (“Home Savings”). Mr. Adams has been appointed to fill the vacancy created by the retirement of Donald J. Varner for the term expiring in 2015. Mr. Adams has been appointed to the Compliance and Risk Management Committees of the UCFC and Home Savings Boards of Directors, UCFC’s Board’s Capital Committee, and Home Savings’ Board’s Loan Committee and Asset/Liability Committee.

Through his wholly-owned consulting firm, Marty Adams Consulting, LLC (“MA Consulting”), Mr. Adams has served as an advisor both to banks and their boards of directors and to private equity firms pertaining to bank equity investments. Pursuant to a Consulting Agreement that MA Consulting entered into with UCFC and Home Savings as of February 24, 2011, Mr. Adams, as President of MA Consulting, advised and assisted the UCFC’s Board of Directors and management on their capital raising efforts. UCFC paid MA Consulting a monthly fee of $24,500 for the consulting services and reimbursed reasonable expenses up to 15% of the aggregate fee. On January 1, 2013, upon UCFC’s decision to seek regulatory approval to appoint Mr. Adams to its Board of Directors, the parties amended the Consulting Agreement to provide for a fee of $1,000 per month. Pursuant to its amended terms, the Consulting Agreement terminated immediately prior to the regulatory approval of Mr. Adams’ appointment to the Board of Directors of UCFC.

Prior to forming his own consulting company, Mr. Adams served as Interim Chief Executive Officer of PVF Capital Corp. and its wholly-owned subsidiary, Park View Federal Savings Bank, from March 2009 until September 2009. Previously, Mr. Adams served as President and Chief Operating Officer of Huntington Bancshares, Inc. from July 2007 until December 2007, following Huntington Bancshares’ acquisition of Sky Financial Group, Inc., where Mr. Adams had served as the Chairman of the Board of Directors since 2000 and President and Chief Executive Officer since 1998. Currently, Mr. Adams serves on the Board of Trustees of The University of Mount Union. During the past ten years, Mr. Adams served as a director of PVF Capital Corp., Sky Financial Group, Inc. and Huntington Bancshares, Inc. Mr. Adams has more than 30 years of small and large bank management experience.

Pursuant to Mr. Adams agreeing to join the Boards of Directors of UCFC and Home Savings, the Board of Directors of UCFC, at the recommendation of its Compensation Committee, has awarded Mr. Adams 4,000 stock options, at an exercise price of $3.36 and which shall vest in equal portions on December 31 of 2013, 2014 and 2015. Mr. Adams’ compensation as a director shall be subject to UCFC’s customary terms of directors’ retainer fees and awards, as described in UCFC’s proxy statement under the section, “Director Compensation.” Pursuant to such terms, the Board of Directors of UCFC, at the recommendation of its Compensation Committee, has awarded Mr. Adams 281 restricted shares as his retainer award for the portion of the first quarter of 2013 during which he is serving on the Board of Directors. The restricted share award has been made pursuant to the 2010 Director Sub-Plan to the UCFC Amended and Restated 2007 Long-Term Incentive Plan, under which shares shall vest on the one year anniversary of the grant date.

Mr. Adams is also party to a Subscription Agreement that he entered into with UCFC as of January 11, 2013, as part of UCFC’s overall $47 million capital raising efforts. Pursuant to his Subscription Agreement, Mr. Adams has agreed to purchase 136,364 common shares of UCFC at a price of $2.75 per common share, for a total purchase price of $375,001.00. The issuance and sale of the common shares to Mr. Adams, and to all the others who are considered insiders (collectively, the “Insider Offering”), cannot be completed unless and until a majority of UCFC shareholders approve the Insider Offering. The foregoing description of the Subscription Agreement is summary in nature and does not purport to be a complete description of all of the terms of such agreement, and is qualified in its entirety by reference to the form of Subscription Agreement attached as Exhibit 10.2 to UCFC’s Current Report on Form 8-K filed on January 15, 2013.

A copy of the press release issued to announce the appointment of Marty E. Adams to the Board of UCFC is attached hereto as Exhibit 99.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99	Press Release dated February 28, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED COMMUNITY FINANCIAL CORP.

By:	/s/ Jude J. Nohra
Jude J. Nohra, General Counsel & Secretary

Date: February 28, 2013